Tanger Increases Dividend for 25th Consecutive Year; Continues Share Repurchase Program

Greensboro, NC, April 12, 2018, Tanger Factory Outlet Centers, Inc. (NYSE: SKT), announced today that its Board of Directors approved a 2.2% increase in the annual dividend on its common shares from $1.37 per share to $1.40 per share. Simultaneously, the Board of Directors declared a quarterly dividend of $0.35 per share for the first quarter ended March 31, 2018. This cash dividend will be payable on May 15, 2018 to holders of record on April 30, 2018. Since becoming a public company in May 1993, the Company has paid a cash dividend each quarter and has increased its dividend each year.

During the first quarter of 2018, Tanger repurchased approximately 444,000 of its common shares at a weighted average price of $22.52 per share for total consideration of approximately $10 million. The Company’s $125 million share repurchase authorization is valid through May 2019 and currently has $65.7 million remaining for future share repurchases.
About Tanger Factory Outlet Centers
Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that presently operates and owns, or has an ownership interest in, a portfolio of 44 upscale outlet shopping centers. Tanger's operating properties are located in 22 states coast to coast and in Canada, totaling approximately 15.3 million square feet, leased to over 3,100 stores which are operated by more than 490 different brand name companies. The Company has more than 37 years of experience in the outlet industry. Tanger Outlet Centers continue to attract more than 189 million shoppers annually. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the Company's website at www.tangeroutlets.com.

CONTACT:
Cyndi Holt
Vice President of Investor Relations
(336) 834-6892